Exhibit 99.1

ADT Reports First Quarter 2023 Results

Strong year-over-year growth in revenue; CSB and Commercial up 7% and 15%, respectively, versus prior year period
Maintained record high customer retention and new record high recurring monthly revenue balance
Improved capital efficiency with record revenue payback
Continued deleveraging with over $400 million debt reduction expected in 2023

BOCA RATON, Fla., May 2, 2023 – ADT Inc. (NYSE: ADT), the most trusted brand in smart home and small business security, today reported results for the first quarter of 2023.

Financial highlights for the first quarter of 2023 are listed below. Variances are on a year-over-year basis unless otherwise noted.

•Total revenue of $1.6 billion, up 4%, and end-of-period recurring monthly revenue (RMR) of $378 million, up 4%
•High customer retention with gross customer revenue attrition maintaining record low of 12.5%
•Record revenue payback of 2.0 years
•GAAP net loss of $90 million, or a loss of $(0.10) per diluted share, down $141 million, which includes $193 million negative impact from Solar segment goodwill impairment
•Adjusted net income of $102 million, or $0.12 per diluted share, up $109 million
•Adjusted EBITDA of $625 million, up $24 million or 4%

“Demonstrating the resiliency of our business model, we had a strong start to 2023 with continued momentum in generating revenue and cash flow growth,” said ADT President and CEO, Jim DeVries. “Contributing to this momentum were a number of initiatives including our Google partnership, the strength of our Commercial business and our execution plans for changing the trajectory in Solar. ADT remains on track for continued positive progress across all our businesses and advancing toward our 2025 goals.”

BUSINESS HIGHLIGHTS
Foundation for Growth
•Continued growth of RMR – The end-of-period RMR balance was $378 million, representing a 4% increase over the prior year period. Approximately 80% of total Consumer and Small Business (CSB) and Commercial revenue was generated from this durable recurring revenue.
•Maintaining record customer retention and improving revenue payback – With strong customer satisfaction, trailing 12-month gross customer revenue attrition was 12.5%, a 40-basis-point improvement versus the prior year period, and revenue payback ended the first quarter of 2023 at 2.0 years, reflecting a 0.3x year-over-year improvement.
•Record Commercial performance – ADT Commercial delivered record adjusted EBITDA of $41 million and March was the best month in history.
Innovative Offerings
•ADT and State Farm begin pilot program – ADT and State Farm’s partnership advanced with the launch of the ADT Home Security Program pilot in Indiana, Illinois, and Pennsylvania. State Farm customers can enjoy greater peace of mind and proactive protection against common household perils, with professional smart home security installation and exclusive discounts. The pilot program is expected to expand to nine states by year end 2023.
•ADT Self Setup now available – The Company began selling the ADT Self Setup smart home security system for DIY customers in February, which integrates Google Nest smart home products with ADT security and life safety technology, through the convenient control of the new ADT+ app. Since launch, sales of ADT Self Setup have exceeded the Company’s expectations.
Unrivaled Safety
•Alarm verification – ADT Self Setup customers who subscribe to ADT SMART Monitoring will now receive video from their enrolled Google Nest Cameras during an alarm event. With text verification through ADT Alarm Messenger, the Company has reduced false alarms by more than 50%.
•ADT Commercial sells first autonomous guarding solution – ADT Commercial completed its first pilot sale of the EvoGuard brand of autonomous intelligent guarding solutions. EvoGuard is aimed at helping to cost-effectively enhance corporate security programs, while responding to high turnover rates and ongoing labor shortages in the guarding market. ADT anticipates commercialization of the indoor drones later in 2023.
Premium Experience
•New ADT+ app – In January, ADT rolled out its new ADT+ app, an integrated platform that allows ADT Self Setup customers to access their enrolled ADT and Google Nest products in one place. The app provides customers with a more advanced and seamless experience across security, life safety, home automation and analytics through a common application.

•Virtual Assistance now available for ADT Self Setup – The Company further expanded Virtual Assistance to ADT Self Setup customers, providing DIY customers extra assurance from an ADT professional. Since its launch in 2021, more than 1 million ADT Virtual Assistance appointments have been delivered, creating more convenient customer experiences and reducing expenses related to in-home service and support.
Progress on our ESG Journey
•2022 ESG Report highlights advancements – ADT published its 2022 ESG report to highlight progress across the company’s ESG pillars. The 2022 report is supplementary to the company’s 2021 ESG report.
•Building safer gaming communities – In partnership with the Black Collegiate Gaming Association, ADT will secure Alabama State’s new gaming lab. This new lab gives students a safe place to innovate and continue making advancements in the continuously growing gaming and technology industries.
•Sustainability Business Employee Resource Group – ADT introduced a tenth business employee resource group (BERG) for its employees with a focus on sustainability. The Sustainability BERG aims to empower ADT employees to promote environmental stewardship, social responsibility and good governance.

2023 FINANCIAL OUTLOOK
The Company is reiterating its financial guidance for 2023:

(in millions)
Total Revenue	$6,600 - $6,850
Adjusted EBITDA	$2,525 - $2,625
Adjusted EPS	$0.30 - $0.40
Adjusted Free Cash Flow (including interest rate swaps)	$600 - $700
Adjusted Free Cash Flow	$525 - $625
The Company is not providing forward-looking guidance for U.S. GAAP financial measures other than Total Revenue or a quantitative reconciliation to the most directly comparable GAAP measures for its non-GAAP financial guidance shown above because the GAAP measures cannot be reliably estimated and the reconciliations cannot be performed without unreasonable effort due to their dependence on future uncertainties and adjusting items that the Company cannot reasonably predict at this time but which may be material. Please see "Non-GAAP Measures" for additional information.

TOTAL COMPANY RESULTS (1)(2)

(in millions, except revenue payback, attrition, and per share data)	Three Months Ended March 31,
	2023	2022
	GAAP
Total revenue	$1,612	$1,545
Net income (loss)	$(90)	$52
Net cash provided by (used in):
Operating activities	$307	$308
Investing activities	$(336)	$(405)
Financing activities	$(41)	$92
Net income (loss) per share of Common Stock - diluted	$(0.10)	$0.06
Net income (loss) per share of Class B Common Stock - diluted	$(0.10)	$0.06
	Non-GAAP Measures
Adjusted EBITDA	$625	$601
Adjusted Free Cash Flow	$—	$(42)
Adjusted Free Cash Flow (including interest rate swaps)	$16	$(55)
Adjusted Net Income (Loss)	$102	$(7)
Adjusted Diluted Net Income (Loss) per share	$0.12	$(0.01)
	Other Measures
Trailing twelve-month revenue payback	2.0 years	2.3 years
Trailing twelve-month gross customer revenue attrition	12.5%	12.9%
End of period RMR	$378	$365
SEGMENT RESULTS (2)
CSB

	Three Months Ended March 31,
(in millions)	2023	2022	$ Change	% Change
Monitoring and related services	$1,029	$993	$36	4%
Security installation, product, and other	104	70	34	49%
Total CSB revenue	$1,132	$1,063	$70	7%

Adjusted EBITDA	$595	$561	$34	6%
Adjusted EBITDA Margin (as a % of Total CSB Revenue)	53%	53%
Total CSB revenue was $1,132 million for the first quarter, up 7% versus the prior year. This performance was driven by an increase in monitoring and related services (M&S) revenue resulting from improved customer retention and higher average pricing, which has been aided by our Google partnership.
CSB Adjusted EBITDA increased 6% to $595 million in the first quarter. These improvements were driven by higher M&S revenue and enhanced cost discipline.

Commercial

	Three Months Ended March 31,
(in millions)	2023	2022	$ Change	% Change
Monitoring and related services	$145	$128	$16	13%
Security installation, product, and other	190	162	28	18%
Total Commercial revenue	$335	$290	$45	15%

Adjusted EBITDA	$41	$24	$17	73%
Adjusted EBITDA Margin (as a % of Total Commercial Revenue)	12%	8%
Total Commercial revenue was $335 million for the first quarter, up 15% versus prior year. Improvements were driven by an increase in installation volumes as well as increases in product and service prices.
Commercial Adjusted EBITDA increased 73% to $41 million in the first quarter. These improvements were driven by higher revenue and improved cost performance, which were partially offset by the impact of cost inflation.

Solar

	Three Months Ended March 31,
(in millions)	2023	2022	$ Change	% Change
Solar installation, product, and other	$145	$192	$(47)	(25)%
Total Solar revenue	$145	$192	$(47)	(25)%

Adjusted EBITDA	$(11)	$17	$(27)	N/M
Adjusted EBITDA Margin (as a % of Total Solar Revenue)	(7)%	9%
Note: M&S revenue is not applicable to the Solar segment.
Total Solar revenue for the first quarter was $145 million, down 25% versus prior year. This performance was driven by lower install throughput and weaker sales performance.
Solar Adjusted EBITDA was an $11 million loss for the first quarter. Adjusted EBITDA was negatively impacted by volume and efficiency-related impacts from lower installation throughput.
The Company recognized a non-cash goodwill impairment charge of $193 million associated with the Solar segment. This charge is a result of current macroeconomic conditions, such as rising interest rates, the impact of financial market conditions on the Company’s third-party lenders and customer demand, as well as Solar’s underperformance of operating results relative to expectations in the first quarter of 2023. This goodwill impairment charge has been excluded from Adjusted EBITDA.

BALANCE SHEET, CASH, AND LIQUIDITY

	Three Months Ended March 31,
(in millions)	2023	2022	$ Change	% Change
Net cash provided by (used in) operating activities	$307	$308	$(1)	—%
Adjusted Free Cash Flow	$—	$(42)	$42	N/M
Adjusted Free Cash Flow (including interest rate swaps)	$16	$(55)	$71	N/M
Net cash provided by operating activities during the first quarter of 2023 was $307 million, which was flat versus prior year period. Adjusted Free Cash Flow including the benefit of interest rate swaps increased $71 million versus the prior year period as lower subscriber acquisition costs were partially offset by higher technology investment. The company returned $32 million to shareholders in dividends during the first quarter of 2023.
On March 15, 2023, the Company used the proceeds from its Term Loan A Facility to redeem approximately $600 million of the ADT Notes due 2023. The Company intends to redeem the remaining outstanding balance of approximately $100 million of the ADT Notes due 2023 at or prior to maturity in June 2023 using proceeds from our Incremental Term A Loans and cash on hand.
On March 17, 2023, the Company provided a partial redemption notice to pay off $150 million of the $750 million ADT Notes due 2024, and on May 2, 2023 the Company will redeem that amount using cash on hand.
DIVIDEND DECLARATION
Effective May 2, 2023, the Company’s Board of Directors declared a cash dividend of $0.035 per share to holders of the Company’s Common Stock and Class B Common Stock of record as of June 15, 2023. This dividend will be paid on July 6, 2023.

_____________________

(1)
All variances are year-over-year unless otherwise noted. Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Free Cash Flow, Adjusted Free Cash Flow (including interest rate swaps), Adjusted Net Income (Loss), Adjusted Diluted Net Income (Loss) per share (or, Adjusted EPS), and Net Leverage Ratio are non-GAAP measures. Refer to the “Non-GAAP Measures” section for the definitions of these terms and reconciliations to the most comparable GAAP measures. The operating metrics such as Gross Customer Revenue Attrition, Unit Count, RMR, Gross RMR Additions, and Revenue Payback are approximated as there may be variations to reported results in each period due to certain adjustments the Company might make in connection with the integration over several periods of acquired companies that calculated these metrics differently, or otherwise, including periodic reassessments and refinements in the ordinary course of business. These refinements, for example, may include changes due to systems conversion or historical methodology differences in legacy systems.

(2)	Amounts may not sum due to rounding.

Conference Call
As previously announced, management will host a conference call at 10:00 a.m. ET today to discuss the Company’s first quarter 2023 results and lead a question-and-answer session.
Participants may listen to a live webcast through the investor relations website at investor.adt.com. A replay of the webcast will be available on the website within 24 hours of the live event.
Alternatively, participants may listen to the live call by dialing 1-888-660-6144 (domestic) or 1-929-203-0865 (international) and requesting the ADT First Quarter 2023 Earnings Conference Call. An audio replay will be available for two weeks following the call and can be accessed by dialing 1-800-770-2030 (domestic) or 1-647-362-9199 (international) and providing the passcode 5974526.
A slide presentation highlighting the Company’s results will also be available on the Investor Relations section of the Company’s website. From time to time, the Company may use its website as a channel of distribution of material Company information. Financial and other material information regarding the Company is routinely posted on and accessible at investor.adt.com.
About ADT Inc.
ADT provides safe, smart and sustainable solutions for people, homes and businesses. Through innovative offerings, unrivaled safety, and a premium customer experience, all delivered by the largest network of smart home security and rooftop solar professionals in the U.S., we empower people to protect and connect to what matters most. For more information, visit www.adt.com.

Investor Relations:	Media Relations:
investorrelations@adt.com Tel: 888-238-8525	media@adt.com

Forward-Looking Statements
ADT has made statements in this press release and in other reports, filings, and other public written and verbal announcements that are forward-looking and therefore subject to risks and uncertainties herein. All statements, other than statements of historical fact, included in this document are, or could be, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”) and are made in reliance on the safe harbor protections provided thereunder. These forward-looking statements relate to the strategic investment by and long term partnership with State Farm; anticipated financial performance, including the Company’s ability to achieve its stated guidance metrics and its progress toward its 2025 goals; management’s plans and objectives for future operations; the successful development, commercialization, and timing of new or joint products; the expected timing of product commercialization with State Farm or any changes thereto; the Company’s acquisition of ADT Solar and its anticipated impact on the Company’s business and financial condition; business prospects; outcomes of regulatory proceedings; market conditions; the Company’s ability to successfully respond to the challenges posed by the COVID-19 Pandemic; the Company’s strategic partnership and ongoing relationship with Google; the expected timing of product commercialization with Google or any changes thereto; the successful internal development, commercialization, and timing of the Company’s next generation platform and innovative offerings; the successful commercialization of the Company’s joint venture with Ford; the successful conversion of customers who continue to utilize outdated technology; the current and future market size for existing, new, or joint products; any stated or implied outcomes with regards to the foregoing; and other matters. Without limiting the generality of the preceding sentences, any time the Company uses the words “expects,” “intends,” “will,” “anticipates,” “believes,” “confident,” “continue,” “propose,” “seeks,” “could,” “may,” “should,” “estimates,” “forecasts,” “might,” “goals,” “objectives,” “targets,” “planned,” “projects,” and, in each case, their negative or other various or comparable terminology, and similar expressions, the Company intends to clearly express that the information deals with possible future events and is forward-looking in nature. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. These forward-looking statements are based on management’s current beliefs and assumptions and on information currently available to management. ADT cautions that these statements are subject to risks and uncertainties, many of which are outside of ADT’s control, and could cause future events or results to be materially different from those stated or implied in this document, including among others, factors relating to the achievement of potential benefits of the equity investment by and long-term partnership with State Farm, including as a result of restrictions on, or required prior regulatory approval of, various actions by regulated insurers; risks and uncertainties related to ADT's ability to successfully generate profitable revenue from new and existing partnerships; ADT's ability to successfully commercialize any joint products with State Farm or with Google; the Company's ability to successfully utilize the incremental funding committed by State Farm or Google; risks and uncertainties related to the Company’s ability to successfully integrate and operate the ADT Solar business; the Company’s ability to commercialize its joint venture with Ford; the Company’s ability to continuously and successfully commercialize innovative offerings; the Company’s ability to successfully implement an Environmental, Social, and Governance program across the Company; and risk factors that are described in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other filings with the SEC, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. Any forward-looking statement made in this press release speaks only as of the date on which it is made. ADT undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments, or otherwise.

ADT INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2023	2022	$ Change	% Change
Revenue:
Monitoring and related services	$1,173	$1,121	$52	5%
Security installation, product, and other	294	231	63	27%
Solar installation, product, and other	145	192	(47)	(25)%
Total revenue	1,612	1,545	68	4%
Cost of revenue (exclusive of depreciation and amortization shown separately below):
Monitoring and related services	246	236	11	5%
Security installation, product, and other	169	139	31	22%
Solar installation, product, and other	98	135	(37)	(27)%
Total cost of revenue	514	510	4	1%
Selling, general, and administrative expenses	462	482	(20)	(4)%
Depreciation and intangible asset amortization	383	476	(93)	(20)%
Merger, restructuring, integration, and other	18	1	17	N/M
Goodwill impairment	193	—	193	N/M
Operating income (loss)	43	76	(33)	(44)%
Interest expense, net	(172)	(6)	(165)	N/M
Other income (expense)	(1)	1	(3)	N/M
Income (loss) before income taxes and equity in net earnings (losses) of equity method investee	(130)	71	(201)	N/M
Income tax benefit (expense)	43	(20)	63	N/M
Income (loss) before equity in net earnings (losses) of equity method investee	(87)	52	(139)	N/M
Equity in net earnings (losses) of equity method investee	(3)	—	(3)	N/M
Net income (loss)	$(90)	$52	$(141)	N/M

Net income (loss) per share - basic:
Common Stock	$(0.10)	$0.06
Class B Common Stock	$(0.10)	$0.06

Weighted-average shares outstanding - basic:
Common Stock	854	844
Class B Common Stock	55	55

Net income (loss) per share - diluted:
Common Stock	$(0.10)	$0.06
Class B Common Stock	$(0.10)	$0.06

Weighted-average shares outstanding - diluted:
Common Stock	854	911
Class B Common Stock	55	55
Note: amounts may not sum due to rounding

ADT INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
(Unaudited)

	March 31, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$186	$257
Restricted cash and restricted cash equivalents	117	116
Accounts receivable, net	598	597
Inventories, net	327	329
Work-in-progress	72	81
Prepaid expenses and other current assets	324	341
Total current assets	1,625	1,722
Property and equipment, net	356	376
Subscriber system assets, net	3,079	3,061
Intangible assets, net	5,020	5,092
Goodwill	5,627	5,819
Deferred subscriber acquisition costs, net	1,120	1,080
Other assets	720	724
Total assets	$17,546	$17,873

Liabilities and stockholders' equity
Current liabilities:
Current maturities of long-term debt	$465	$872
Accounts payable	398	487
Deferred revenue	395	403
Accrued expenses and other current liabilities	741	900
Total current liabilities	1,999	2,661
Long-term debt	9,376	8,957
Deferred subscriber acquisition revenue	1,735	1,645
Deferred tax liabilities	856	905
Other liabilities	266	272
Total liabilities	14,231	14,440

Total stockholders' equity	3,315	3,433
Total liabilities and stockholders' equity	$17,546	$17,873
Note: amounts may not sum due to rounding

ADT INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(Unaudited)

	Three Months Ended March 31,
	2023	2022
Cash flows from operating activities:
Net income (loss)	$(90)	$52
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and intangible asset amortization	383	476
Amortization of deferred subscriber acquisition costs	47	37
Amortization of deferred subscriber acquisition revenue	(72)	(53)
Share-based compensation expense	16	16
Deferred income taxes	(50)	16
Provision for losses on receivables and inventory	26	19
Goodwill, intangible, and other asset impairments	194	—
Unrealized (gain) loss on interest rate swap contracts	33	(145)
Other non-cash items, net	29	65
Changes in operating assets and liabilities, net of effects of acquisitions:
Deferred subscriber acquisition costs	(87)	(93)
Deferred subscriber acquisition revenue	74	81
Other, net	(195)	(163)
Net cash provided by (used in) operating activities	307	308
Cash flows from investing activities:
Dealer generated customer accounts and bulk account purchases	(116)	(185)
Subscriber system asset expenditures	(159)	(182)
Purchases of property and equipment	(59)	(38)
Other investing, net	(2)	—
Net cash provided by (used in) investing activities	(336)	(405)
Cash flows from financing activities:
Proceeds from long-term borrowings	600	280
Proceeds from receivables facility	64	47
Repayment of long-term borrowings, including call premiums	(607)	(143)
Repayment of receivables facility	(44)	(21)
Dividends on common stock	(32)	(32)
Payments on finance leases	(11)	(11)
Proceeds (payments) from interest rate swaps	16	(13)
Other financing, net	(26)	(16)
Net cash provided by (used in) financing activities	(41)	92
Cash and cash equivalents and restricted cash and restricted cash equivalents:
Net increase (decrease) during the period	(70)	(5)
Beginning balance	374	33
Ending balance	$304	$28
Note: amounts may not sum due to rounding

ADT INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(in millions)
(Unaudited)
Revenue by Segment

	Three Months Ended March 31,
(in millions)	2023	2022
CSB:
Monitoring and related services	$1,029	$993
Security installation, product, and other	104	70
Total CSB	1,132	1,063

Commercial:
Monitoring and related services	145	128
Security installation, product, and other	190	162
Total Commercial	335	290

Solar:
Solar installation, product, and other	145	192
Total Solar	145	192

Total Revenue	$1,612	$1,545
Adjusted EBITDA by Segment

	Three Months Ended March 31,
(in millions)	2023	2022
CSB	$595	$561
Commercial	41	24
Solar	(11)	17
Total	$625	$601
Adjusted EBITDA Margin by Segment

	Three Months Ended March 31,
	2023	2022
CSB (as a % of Total CSB Revenue)	53%	53%
Commercial (as a % of Total Commercial Revenue)	12%	8%
Solar (as a % of Total Solar Revenue)	(7)%	9%
Note: amounts may not sum due to rounding

ADT INC. AND SUBSIDIARIES
NON-GAAP MEASURES
ADT sometimes uses information (“non-GAAP financial measures”) that is derived from the consolidated financial statements, but that is not presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). Under SEC rules, non-GAAP financial measures may be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results.
The following information includes definitions of our non-GAAP financial measures used in this release, reasons our management believes these measures are useful to investors regarding our financial condition and results of operations, additional purposes, if any, for which our management uses the non-GAAP financial measures, and limitations to using these non-GAAP financial measures, as well as reconciliations of these non-GAAP financial measures to the most comparable GAAP measures. Each non-GAAP financial measure is presented following the corresponding GAAP measure so as not to imply that more emphasis should be placed on the non-GAAP measure. The limitations of non-GAAP financial measures are best addressed by considering these measures in conjunction with the appropriate GAAP measures. In addition, computations of these non-GAAP measures may not be comparable to other similarly titled measures reported by other companies.
With regard to our financial guidance for 2023, the Company is not providing a quantitative reconciliation for forward-looking Adjusted EBITDA and Adjusted EPS to net income (loss), and Adjusted Free Cash Flow and Adjusted Free Cash Flow (including interest rate swaps) to net cash provided by operating activities, which are the most directly comparable respective GAAP measures. These GAAP measures cannot be reliably predicted or estimated without unreasonable effort due to their dependence on future uncertainties, such as the adjustment of items used in the following reconciliations. Additionally, information about other adjusting items that is currently not available to the Company could have a potentially unpredictable and potentially significant impact on its future GAAP financial results.

ADT INC. AND SUBSIDIARIES
U.S. GAAP to Non-GAAP RECONCILIATIONS
(Unaudited)
Adjusted EBITDA, Adjusted EBITDA Margin, and Reconciliation to GAAP Net Income or Loss
We believe the presentation of Adjusted EBITDA provides useful information to investors about our operating profitability adjusted for certain non-cash items, non-routine items that we do not expect to continue at the same level in the future, as well as other items that are not core to our operations. Further, we believe Adjusted EBITDA provides a meaningful measure of operating profitability because we use it for evaluating our business performance, making budgeting decisions, and comparing our performance against that of other peer companies using similar measures.
We define Adjusted EBITDA as net income or loss adjusted for (i) interest; (ii) taxes; (iii) depreciation and amortization, including depreciation of subscriber system assets and other fixed assets and amortization of dealer and other intangible assets; (iv) amortization of deferred costs and deferred revenue associated with subscriber acquisitions; (v) share-based compensation expense; (vi) merger, restructuring, integration, and other; (vii) losses on extinguishment of debt; (viii) radio conversion costs net of any related incremental revenue earned; (ix) adjustments related to acquisitions, such as contingent consideration and purchase accounting adjustments, or dispositions; (x) impairment charges; and (xi) other income/gain or expense/loss items such as changes in fair value of certain financial instruments or financing and consent fees.
There are material limitations to using Adjusted EBITDA as it does not reflect certain significant items which directly affect our net income or loss (the most comparable GAAP measure).
The Adjusted EBITDA discussion above is also applicable to Adjusted EBITDA margin, which is calculated as Adjusted EBITDA as a percentage of total revenue.

	Three Months Ended March 31,
(in millions)	2023	2022
Net income (loss)	$(90)	$52
Interest expense, net	172	6
Income tax expense (benefit)	(43)	20
Depreciation and intangible asset amortization	383	476
Amortization of deferred subscriber acquisition costs	47	37
Amortization of deferred subscriber acquisition revenue	(72)	(53)
Share-based compensation expense	16	16
Merger, restructuring, integration and other	18	1
Goodwill impairment(1)	193	—
Acquisition-related adjustments(2)	2	36
Other, net(3)	—	11
Adjusted EBITDA	$625	$601

Net income (loss) to total revenue ratio	(6)%	3%
Adjusted EBITDA Margin (as percentage of Total Revenue)	39%	39%
Note: amounts may not sum due to rounding
_______________________
(1) Represents a goodwill impairment charge related to the Solar reporting unit in Q1 2023.
(2) Primarily represents amortization of the customer backlog intangible asset during Q1 2022 related to the ADT Solar Acquisition.
(3) Primarily represents net costs associated with replacing cellular technology used in many of our security systems pursuant to a replacement program (net radio conversion costs).

ADT INC. AND SUBSIDIARIES
U.S. GAAP to Non-GAAP RECONCILIATIONS (continued)
(Unaudited)
Free Cash Flow, Adjusted Free Cash Flow, Adjusted Free Cash Flow including interest rate swaps, and Reconciliation to GAAP Net Cash Flows from Operating Activities
We define Free Cash Flow as cash flows from operating activities less cash outlays related to capital expenditures. We define capital expenditures to include accounts purchased through our network of authorized dealers or third parties outside of our authorized dealer network, subscriber system asset expenditures, and purchases of property and equipment. These items are subtracted from cash flows from operating activities because they represent long-term investments that are required for normal business activities.
We define Adjusted Free Cash Flow as Free Cash Flow adjusted for net cash flows related to (i) net proceeds from our consumer receivables facility; (ii) financing and consent fees; (iii) restructuring and integration; (iv) integration-related capital expenditures; (v) radio conversion costs net of any related incremental revenue collected; and (vi) other payments or receipts that may mask our operating results or business trends. Adjusted Free Cash Flow including interest rate swaps reflects Adjusted Free Cash Flow plus net cash settlements on interest rate swaps presented within net cash provided by (used in) financing activities.
We believe the presentations of these non-GAAP measures are appropriate to provide investors with useful information about our ability to repay debt, make other investments, and pay dividends. We believe the presentation of Adjusted Free Cash Flow is also a useful measure of our cash flow attributable to our normal business activities, inclusive of the net cash flows associated with the acquisition of subscribers, as well as our ability to repay other debt, make other investments, and pay dividends. Further, Adjusted Free Cash Flow including interest rate swaps is a useful measure of Adjusted Free Cash Flow inclusive of all cash interest.
There are material limitations to using these non-GAAP measures. These non-GAAP measures adjust for cash items that are ultimately within management’s discretion to direct, and therefore, may imply that there is less or more cash available than the most comparable GAAP measure. These non-GAAP measures are not intended to represent residual cash flow for discretionary expenditures since debt repayment requirements and other non-discretionary expenditures are not deducted.

	Three Months Ended March 31,
(in millions)	2023	2022
Net cash provided by (used in):
Operating activities	$307	$308
Investing activities	$(336)	$(405)
Financing activities	$(41)	$92

Net cash provided by (used in) operating activities	$307	$308
Dealer generated customer accounts and bulk account purchases	(116)	(185)
Subscriber system asset expenditures	(159)	(182)
Purchases of property and equipment	(59)	(38)
Free Cash Flow	(28)	(97)
Net proceeds from receivables facility	19	26
Restructuring and integration payments(1)	7	3
Integration-related capital expenditures	—	1
Radio conversion costs, net	(1)	12
Other, net(2)	2	13
Adjusted Free Cash Flow	$—	$(42)
Interest rate swaps presented within financing activities(3)	16	(13)
Adjusted Free Cash Flow including interest rate swaps	$16	$(55)
Note: amounts may not sum due to rounding
_______________________
(1) Q1 2023 primarily includes ADT Solar integration costs.
(2) Q1 2022 primarily includes acquisition costs related to the ADT Solar Acquisition.
(3) Includes net settlements related to interest rate swaps with an other-than-insignificant financing element at inception, which is presented within net cash provided by (used in) financing activities.

ADT INC. AND SUBSIDIARIES
U.S. GAAP to Non-GAAP RECONCILIATIONS (continued)
(Unaudited)
Adjusted Net Income (Loss), Adjusted Diluted Net Income (Loss) per Share (or, Adjusted EPS), and Reconciliations to GAAP Net Income (Loss) and GAAP Diluted Net Income (Loss) per Share
We define Adjusted Net Income (Loss) as net income (loss) adjusted for (i) merger, restructuring, integration, and other; (ii) losses on extinguishment of debt; (iii) radio conversion costs net of any related incremental revenue earned; (iv) share-based compensation expense; (v) unrealized gains and losses on interest rate swap contracts not designated as hedges; (vi) other income/gain or expense/loss items such as changes in fair value of certain financial instruments, impairment charges, financing and consent fees, or acquisition-related adjustments; and (vii) the impact these adjusted items have on taxes.
Adjusted Diluted Net Income (Loss) per share is Adjusted Net Income (Loss) divided by diluted weighted-average shares outstanding of common stock. In periods of GAAP net loss, diluted weighted-average shares outstanding of common stock does not include the assumed conversion of Class B Common Stock and other potential shares, such as share-based compensation awards, to shares of Common Stock as the results would be anti-dilutive.
We believe Adjusted Net Income (Loss) and Adjusted Diluted Net Income (Loss) per share are benchmarks used by analysts and investors who follow the industry for comparison of its performance with other companies in the industry, although our measures may not be directly comparable to similar measures reported by other companies.
There are material limitations to using these measures, as they do not reflect certain significant items which directly affect our net income (loss) and related per share amounts (the most comparable GAAP measures).

	Three Months Ended March 31,
(in millions, except per share data)	2023	2022
Net income (loss)	$(90)	$52
Merger, restructuring, integration, and other	18	1
Goodwill impairment(1)	193	—
Share-based compensation expense	16	16
Unrealized (gain) loss on interest rate swaps(2)	33	(145)
Acquisition-related adjustments(3)	2	36
Other, net(4)	—	11
Tax impact on adjustments	(69)	23
Adjusted Net Income (Loss)	$102	$(7)

Weighted-average shares outstanding - diluted(5):
Common Stock	854	911
Class B Common Stock	55	55

Net income (loss) per share - diluted:
Common Stock	$(0.10)	$0.06
Class B Common Stock	$(0.10)	$0.06

Adjusted Diluted Net Income (Loss) per share(6)	$0.12	$(0.01)
Note: amounts may not sum due to rounding.
_______________________
(1) Represents a goodwill impairment charge related to the Solar reporting unit in Q1 2023.
(2) Represents the change in the fair value of interest rate swaps not designated as cash flow hedges.
(3) Primarily represents amortization of the customer backlog intangible asset during Q1 2022 related to the ADT Solar Acquisition.
(4) Primarily includes net radio conversion costs.
(5) Refer to the Company’s Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K for further discussion regarding the computation of diluted weighted-average shares outstanding of common stock.
(6) Calculated as Adjusted Net Income (Loss) divided by diluted weighted-average shares outstanding of Common Stock.

ADT INC. AND SUBSIDIARIES
U.S. GAAP to Non-GAAP RECONCILIATIONS (continued)
(Unaudited)
Leverage Ratios and Reconciliation to GAAP Debt to Net Income (Loss) Leverage Ratio

Net Leverage Ratio is calculated as the ratio of net debt to last twelve months (“LTM”) Adjusted EBITDA. Net debt is calculated as total debt excluding the Receivables Facility, including capital leases, minus cash and cash equivalents. Refer to the discussion on Adjusted EBITDA for descriptions of the differences between Adjusted EBITDA and net income (loss), which is the most comparable GAAP measure. We believe Net Leverage Ratio is a useful measure of the Company's credit position and progress towards leverage targets. There are material limitations to using Net Leverage Ratio as the Company may not always be able to use cash to repay debt on a dollar-for-dollar basis.
Debt to Net Income (Loss) Leverage Ratio:

(in millions)	March 31, 2023	December 31, 2022
Total debt (book value)	$9,840	$9,829
LTM net income (loss)	$31	$173
Debt to net income (loss) leverage ratio	314.6x	56.9x

Net debt and Net Leverage Ratio:

(in millions)	March 31, 2023	December 31, 2022
Revolver	$—	$—
First lien term loan	3,323	2,730
First lien notes	4,950	5,550
Receivables facility	374	355
Finance leases	92	95
Other	2	2
Total first lien debt	$8,741	$8,732
Second lien notes	1,300	1,300
Total debt(1)	$10,041	$10,032

Less:
Cash and cash equivalents	(186)	(257)
Receivables Facility	(374)	(355)
Net debt	$9,481	$9,420

LTM Adjusted EBITDA	$2,471	$2,447
Net leverage ratio	3.8x	3.9x
Note: amounts may not sum due to rounding
_______________________
(1) Debt instruments are stated at face value.